Exhibit 23(a)(xii) under N-1A
                                                   Exhibit 3(i) under 601/Reg SK


                            WACHOVIA MUNICIPAL FUNDS

                                Amendment No. 12

                                     to the

                              DECLARATION OF TRUST

                              Dated August 15, 1990

      THIS Declaration of Trust is amended as follows:

A. Strike the first sentence of Section 5 of Article XII from the Declaration of Trust and substitute in its place the following:

            Section 5. OFFICES OF THE TRUST, FILING OF COPIES, HEADINGS, COUNTERPARTS. The Trust shall maintain a usual place of business in Massachusetts, which, initially, shall be c/o Donnelly, Conroy & Gelhaar, 73 Tremont Street, Boston, Massachusetts 02108, and shall continue to maintain an office at such address unless changed by the Trustees to another location in Massachusetts.

      The undersigned, President and Secretary, hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees by Unanimous Consent on the 28th day of January, 2000.

      WITNESS the due execution hereof this 29th day of January, 2000.

/S/ JOHN W. MCGONIGLE               /S/ GAIL CAGNEY
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John W. McGonigle, President        Gail Cagney, Secretary